Exhibit 32
CERTIFICATION UNDER SECTION 1350
Pursuant to Section 1350 of Title 18 of the United States Code, each of the undersigned certifies that this periodic report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in this periodic report fairly presents, in all material respects, the financial condition and results of operations of Graco Inc.

Date:	October 20, 2010	/s/ Patrick J. McHale

Patrick J. McHale
President and Chief Executive Officer

Date:	October 20, 2010	/s/ James A. Graner

James A. Graner
Chief Financial Officer and Treasurer